Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (No. 333-163866) on Form S-3, the Registration Statement (No. 333-170692) on Form S-8 and the Registration Statement (No. 333-146777) on Post-Effective Amendment No. 1 on Form S-3 to Form S-1/MEF of Retail Opportunity Investments Corp. of our report dated July 13, 2012, relating to our audit of the Statement of Revenues and Certain Expenses of Marlin Cove, for the year ended December 31, 2011, included in this Current Report on Form 8-K.

/s/ PKF O'Connor Davies
A Division of O'Connor Davies, LLP

New York, New York
July 13, 2012